Exhibit 10.2

[English translation from the original Russian language document]

AGREEMENT OF PROPERTY RIGHTS PLEDGE

No. 00VL3Z001

(Framework)

St. Petersburg	August 17, 2012

JOINT STOCK COMPANY "ALFA-BANK" (PSRN 1027700067328) hereinafter referred to as the Pledgee represented by Relationship Deputy Director of the branch “Sankt-Peterburgsky” of OJSC Alfa-Bank, Mr. Sokolov A.G., acting under Power of Attorney No. 5/2046 D of 04.06.2012., on the one hand, and the Limited Liability Company "TOT MONEY" (PSRN 1127746225540), hereinafter referred to as the Pledger, represented by the General Director Katsaev T.H., acting under the Charter, on the other hand, entered into this Agreement (hereinafter referred as the Pledge Agreement) as follows:

1. SUBJECT OF THE PLEDGE AGREEMENT

1.1. In accordance with the Credit Agreement on opening a revolving Credit Facility in Russian rubles No. 00VL3L of August 17, 2012 (hereinafter - the Credit Agreement) between the Pledgee and the Pledger, the Pledgee agrees according to the conditions specified in the Credit Agreement to provide the Pledger with cash in Russian rubles (hereinafter - the Credits) in the form of a revolving Credit Facility with a debt limit of 300.000.000,00 (three hundred million) Russian rubles (hereinafter - the Credit Facility), and the Pledger agrees in order and time fixed by the Credit Agreement to return the Credits and pay interest for using the Credits, as well as to implement other payments stipulated by the Credit Agreement in favor of the Pledgee.

The purpose of the Credits supply is current business financing.

The debt limit means the maximum amount of one-time debt of the Pledger on Credits at any day of the period of the Credit Facility.

The Credit Facility is set from August "17", 2012 to May 21, 2014 inclusive. After the expiration of the Credit Facility the Credits shall not be available for the Pledger.

1.1.1 The Credits are granted on the basis of Additional Agreements concluded between the Pledgee and the Pledger, compiled in the form stated in the Annex to the Credit Agreement.

The Credit currency is Russian ruble.

Issuing the Credits shall be carried out within the available balance of the Credit Facility limit. If the Pledger has not fully used the available balance of the Credit Facility limit until its expiration or until the closing date of the available balance of the Credit Facility limit on the grounds specified in Paragraph 7.2 of the Facility Agreement, the available balance of the Credit Facility is canceled on the date of expiry of the Credit Facility or the date of closing the free balance of the Credit Facility limit.

Free balance debt limit is defined as the difference between the debt limit set in any day of the period of the Credit Facility and the actual amount of debt on the Credits as of the current date.

1.1.2. The Credit repayment period shall be set by the corresponding Additional agreements to the Credit Agreement. The Pledger shall pay all Credits received under the Credit Agreement no later than the expiration of the Credit Facility (inclusive).

Credits during the term of the Credit Facility are granted for the period not exceeding six (6) months.

1.1.3. For the use of each Credit the Pledger pays to the Pledgee the interest at a rate determined by the relevant Additional Agreement, but not more than %14 (fourteen percent) per annum.

1.1.4. Interest is calculated on the actual amount of the Credit debt on the Credits from the date following the date of indebtedness under the relevant Credit account (inclusive), and to the date of repayment of the Credit specified in the relevant Additional Agreement to the Credit Agreement (inclusive). After the date of repayment of the Credit specified in the relevant Additional Agreement to the Credit Agreement, the interest cannot be assessed.

1.1.5. Interest is payable monthly by the Pledger on the 25th day of each month.

Interest is paid for the actual number of days of using the Credits, and the year is set as 365 or 366 days in accordance with the actual number of calendar days in the year.

The last payment of interest shall be made on the date of repayment of the each Credit.

1.1.6. In case of changes in the refinancing rate of the Bank of Russia, rates of LIBOR, MOSPRIME, lending rates in the interbank market, changes in domestic or foreign financial markets, as well as in other cases, in the reasonable opinion of the Pledgee, the Pledgee shall have the right to unilaterally and extrajudicially change the interest rate (s) for the use of the Credit, established in the Credit Agreement or in the relevant Additional agreement.

1.1.7. The Pledger has the right to prepay the Credits and / or part of the Credit.

1.1.8. Upon failure or improper performance of obligations by the Pledger under the Credit Agreement the Pledgee may accrue Pledger with following penalties (fines):

- In the case of late repayment of the Credits and / or payment of interest and / or payment of the fee (if payment of the fee is provided by the Credit Agreement the Pledgee has the right to charge a penalty for Pledger of 0.2% (zero point two percent) of the default obligation for each day of delay, but not less than the double refinancing rate of the Bank of Russia as of the date for which the penalty is accrued. The penalty is accrued before the date of transfer of the full amount payable to the account of the Pledgee;

- In the event if the Pledger breaches the commitment to maintain the credit turnover on the terms specified in the annex to the Credit Agreement, the Pledgee may require the Pledger a fine of 0.5% (zero point five percent) of the amount of outstanding obligations on maintaining credit turnover, defined by the Pledgee as the difference between the amount of credit turnover for the relevant settlement period, determined in accordance with the conditions attached to the Credit Agreement, and the actual size of the credit turnover for the same billing period. The penalty shall be paid by the Pledger not later than the day after the presentation by the Pledgee of relevant requirement;

- In case if the Pledger violates commitments to provide the Pledgee with the documents specified in Paragraph 4.8.1 of the Credit Agreement, the Pledgee may require the Pledger a fine of 1,000.00 (one thousand) Russian rubles for each day of violation. The penalty shall be paid by the Pledger not later than the day after the presentation of the Pledgee relevant requirements;

- If the Pledger breaches obligations contained in Paragraphs 4.3 and 4.4 of the Credit Agreement, the Pledgee may require from the Pledger a fine of 1,000.00 (one thousand) Russian rubles for each day of violation.

The penalty shall be paid by the Pledger within three (3) calendar days from the date of the Pledgee requirement to pay a fine.

1.1.9. The Pledgee may cancel the free balance credit limit of the Credit Facility and / or prematurely collect debts on the Credits, interest, other payments under the Credit Agreement and / or unilaterally and extrajudicially terminate the Credit Agreement in the following cases:

a) delay in payment of accrued interest (in whole or part), including as a result of violations of the Pledger obligations under Paragraph 3.1.1 of the Credit Agreement;

b) violation by the Pledger of date (s) of the Credit repayment, provided in Paragraph 1.1.2 of the Credit Agreement, including the breach of obligations under Paragraph 3.1. of the Credit Agreement by the Pledger;

c) causing (or renewal) against the Pledger litigation or presentment to the Pledger taxes or fees payment requests, or causing against the Pledger of the case on the tax or an administrative offense;

d) seizure of property of the Pledger;

e) failure to present documents and / or information required by Paragraphs 2.3 and 2.4 of this Agreement to the Pledgee, or identification of invalid or incomplete information provided by the Pledger to the Pledgee in accordance with Paragraphs 2.3 and 2.4 of the Credit Agreement;

f) causing of the case of forced liquidation or insolvency (bankruptcy) of the Pledger;

g) reorganization or voluntary winding up of the Pledger without prior written notice to the Pledgee;

h) termination or modification without written notification of the Pledgee the type of the Pledger activity performed at the date of signing of the Credit Agreement;

i) the Pledger’s failure to comply with the conditions of the Credit Agreement of the intended use of the Credit;

j) involving the head (s) of the Pledger as a defendant in a criminal case;

k) transfer of property by the Pledger as the pledge, lease, asset management, as well as the encumbrance of the Pledger’s property with other means without the written consent of the Pledgee;

l) invalidation (for any reason) of the transaction (s) setting enforcement by the Pledger of his obligations under the Credit Agreement;

m) significant changes in the management bodies of the Pledger (change of CEO, Board of Directors (Supervisory Board), and other agencies);

n) violation of the conditions of the Credit Agreement by the Pledger and violation by the Pledger and / or the guarantors and / or the pledgers of other contracts and agreements with the Pledgee;

o) deterioration in the financial position of the Pledger or presence (emergence) of any other circumstances which, in the reasonable opinion of the Pledgee, may complicate or prevent the proper performance of the Pledger’s obligations under the Credit Agreement;

p) breach by the Pledger of the Agreement about the pledge signed in the enforcement of the Pledger of its obligations under the Credit Agreement;

r) occurrence of the circumstances listed in Paragraphs "c", "d", "e", "f", "n" of this Paragraph in respect of the Guarantor under the Surety Agreement, signed in the enforcement of the Pledger of its obligations under the Credit Agreement;

s) failure by the Pledger of obligations specified in Paragraph 2.9 of the Credit Agreement and any other obligations that are not directly referred to in this Paragraph 5.2, but under the Credit Agreement.

1.1.10. In case of arrears of more than three (3) working days on the existing Credit products provided by the Pledgee and / or PAT "Alfa-Bank" and / or Amsterdam Trade Bank NV and / or of DB "Alfa-Bank" (Kazakhstan) to the Pledger and / or JSC "SAT & COMPANY" and / or the "PM-Invest" LLC, the total debt of the above companies during the five (5) working days from the date of the overdue shall be declared as urgent for payment.

1.1.11. The Pledger has the right to grant to the Pledgee to lender to other Banks-Creditors information about the origin and presence of arrears for more than three (3) working days for the purposes of compliance with Paragraph 4.11 of the Credit Agreement.

1.2. To ensure proper performance of the Pledger’s obligations specified in Paragraphs 1.2.1 and 1.2.2 below, the Pledger pledges to the Pledgee the Property rights referred to in Paragraph 1.3 of the Pledge agreement (hereinafter - the Property rights).

The obligations of the Pledger referred to in Paragraphs

1.2.1 and 1.2.2 for which the pledge is granted, shall be hereinafter referred to in the Pledge agreement as "Secured Obligations".

1.2.1. The pledge ensures the proper execution of all current and future obligations of the Pledger under the Credit Agreement, including the payment of:

a) the Credits, including the early withdrawal of Credit by the Pledgee;

b) interest on the Credit use, including the altered amount in the cases specified in Paragraph 1.1.3. of Pledge agreement;

c) penalties, as well as damages of the Pledgee caused by improper performance of the Credit Agreement.

1.2.2. The Pledge provides the Pledgee’s requirements to return funds obtained under the Credit Agreement in case of invalidity of the Credit Agreement, established by a court decision, and the payment of interest on use of borrowed funds, calculated on the amounts received by the Pledger under the Credit Agreement.

1.3. The subject of the pledge under the Pledge agreement is rights owned by the Pledger in full according to the Bank deposit agreement concluded between the Pledger and the Pledgee (hereinafter - the Bank deposit agreements) to refund deposits (hereinafter - the Deposit), placed on deposit accounts of the Pledger open at the Plegee (hereinafter - the Accounts), and receiving interest on cash funds on deposits (hereinafter - the Property rights). Necessary information about the Property rights (details of the Bank deposit agreement, the amount of funds, the right that are the subject of the pledge) are specified in the Additional agreements to the Pledge agreement, which are an integral part of it, and are in the form set out in Annex No. 1 to the Pledge agreement.

1.4. The totality of the Pledger rights based on the Bank deposit agreements rights on the under the order of cash the amount shown in the Additional agreements to the Pledge agreement are the amount of the Property rights (hereinafter - The amount of the Property rights) in the pledge.

1.5. Repayment date of each Deposit on the Bank deposit agreement that is the subject of the pledge against the related Credit must exceed the Credit repayment date not less than thirty (30) calendar days, and the corresponding Credit amount cannot be more than the amount of the deposit placed according to the Bank deposit agreement.

2. RIGHTS AND RESPONSIBILITIES OF THE PLEDGER

2.1. During the period of the Pledge agreement, the Pledger shall:

2.1.1. take actions that are necessary to ensure the existence and validity of the Property rights;

2.1.2. not make concessions to the Property rights and not dispose of the Property rights in any other way without the written consent of the Pledgee;

2.1.3. not perform actions that result or may result in termination of the Property rights or decrease in their value and volume;

2.1.4. take the measures necessary to protect the Property rights from infringement by the third parties;

2.1.5. notify the Pledgee of the third party claims for the Property rights, its abuse by the third parties, as well as of any changes in the Property rights within three (3) days after the occurrence of such circumstances;

2.1.6. not transfer the Property rights to the subsequent pledge.

3. RIGHTS AND RESPONSIBILITIES OF THE PLEDGEE

3.1. The Pledgee has the right to:

3.1.1. require the Pledger to take measures necessary to ensure the preservation of the Property rights, their existence and validity;

3.1.2. require any person to stop encroachment on the Property rights, threatening to cease or reduce the Property rights Amount;

3.1.3. in the event of default and / or improper performance of the Pledger of his obligations under the Credit Agreement and in the event of default and / or the improper performance of the Pledger’s obligations under the Pledge agreement, regardless of the date for performance of obligations under the Credit Agreement, to charge the Property rights in accordance with the conditions set out in Article 4 of the Pledge Agreement;

3.1.4. independently take the measures necessary to protect the Property rights from infringement by the third parties, if the Pledger did not comply with this obligation;

3.1.5. join as the third party in the case of the claim for the Property rights;

3.1.6. meet his requirements to the Ensured commitments on the account of the Property rights of the preferential order over other creditors.

4. CHARGING THE PROPERTY RIGHTS

4.1. At the expense of the Property rights, the Pledgee has the right to meet his requirements of the Secured obligations in full that is determined as of the moment of actual satisfaction, including main debt, accrued interest, damages caused by delay of the Secured obligations fulfillment, as well as fines and other payments stipulated by the Credit Agreement. Any expenses of the Pledgee associated with charging the Property rights, including costs associated with hiring an appraiser to determine the market value of the Property rights shall be compensated.

The appraiser shall be appointed by the Pledgee.

4.2. The Pledgee acquires the right to charge the Property rights in the event of non-performance of the Credit / Credits return obligations by the Pledger, including the obligations to return the Credit / Credits in its / their early withdrawal by the Pledgee or upon the occurrence of cases of deterioration in the terms of the obligation fulfillment and / or payment of the accrued interest on Credit / Credits use and / or payment of other fees stipulated in the Credit Agreement on the day following the date of occurrence of the specified in the Credit Agreement term of performance of such obligations.

4.3. Charging the Property rights shall be carried out without recourse to the courts (out of court). For repossession of the Property rights, the Pledgee shall send notice to the Pledger of the starting the charge for the Pledge (hereinafter - the Charge Notice), drawn up in accordance with Paragraph 2 of Art. 24.1 of the RF Federal Law "About the pledge" of May 29, 1992 No. 2872-1 (hereinafter – the Pledge Act) with an indication of:

- The name (description) of the Property rights, through which the Pledgee’s requirements shall be met;

- The amount payable to the Pledgee on the Secured obligation, identified under the provisions of Paragraph 4.1 of the Pledge agreement;

- the way of realization of the Property rights provided for in Paragraph 4.4 of the Pledge agreement;

- The price of the Property rights, as determined in accordance with Paragraph 4.7 of the Pledge agreement.

The Charge notice shall be sent by the Pledgee in writing by registered mail (order cable), return receipt requested, or by courier or agency on express delivery (in particular, DHL, EMS, FedEx) at the Pledger’s address referred to in Article 8 of the Pledge agreement if the Pledger has not informed the Pledgee in writing about address changing.

4.4. The realization of the Property rights shall be conducted by saving by the Pledgee of his Property rights which are actual at the time of the Property rights appropriation, in full.

Sale of the Property rights shall be conducted by the Pledgee not earlier than the period specified in Paragraph 3 of Art. 24.1 of the Pledge Act. Sale of the Property rights can be made before that time with a substantial risk of significant reduction in the price of the Property rights in comparison with the price specified in the Charge notice.

In order to charge and sale the Property rights, the Pledgee may take all necessary steps and sign all necessary documents.

4.5. The Property rights shall be transferred to the Pledgee on the date of receipt by the Pledger of the Pledgee’s statement on the appropriation of the Property rights (hereinafter - the Statement), provided that to this date the Secured Obligations have not been terminated in full (hereinafter - the Date of the Property rights transition).

The Pledgee’s statement is considered as received by the Pledger from the date of delivery, and in the case of return of the sent Statements with mark of the delivery company of the departure of the addressee, expiry of keeping time, change of address of the Pledger without notice to the Pledgee, or refusal of the receiving Statements - from the sending date.

From the date of transition of the Property rights, the Pledgee becomes the legal successor of the Pledger under the Bank deposit agreement, the Bank deposit agreement shall be considered as terminated by the coincidence of the debtor and the creditor in one person, the Pledger shall lose the right of the request for the performance of obligations under the Bank deposit agreement.

4.6. The Notice of charge starting and the Statement shall be forwarded by the Pledgee in writing by registered mail (order cable), return receipt requested, or by courier or agency on express delivery (in particular, DHL, EMS, FedEx) at the Pledger’s address referred to in Article 7 of the Pledge agreement if the Pledger has not informed the Pledgee in writing of the address change.

4.7. The price of the Property rights, according to which the Property rights are transferred to the Pledgee is set equal to their market value, shown in the evaluator’s report, drafted after the Pledgee has the right to charge the Property rights, and up to the date of the Notice of the charge to the Pledger (the price of the Property rights defined in this way shall be specified in the notice of the charge).

4.8. Establishing of canceled requirements of the Pledgee by the transfer of the Property rights to the Pledgee shall be in accordance with the priority of claims of the Pledgee provided by the Credit Agreement.

If the price of the Property rights, on which the Property rights were transferred to the Pledgee, exceeds the requirements of the Pledgee, the difference shall be returned to the Pledger within 10 (ten) days from the date of transition of the Property rights.

4.9. The Pledgee at any time in its sole discretion shall have the right to institute legal proceedings for the purpose of charge of the Property rights.

5. DURATION OF THE PLEDGE AGREEMENT

5.1. The Pledge agreement shall enter into force upon signature by the accredited representatives of the Parties and is valid until the fulfillment of the Parties' obligations under the Credit Agreement.

6. OTHER TERMS AND CONDITIONS OF THE PLEDGE AGREEMENT

6.1. The Pledge agreement shall be governed by and construed in accordance with the legislation of the Russian Federation.

Any dispute, controversy or claim arising out of the Pledge agreement, or in connection with it, shall be settled by means of negotiations. In the absence of agreement, the dispute between the parties shall be considered by the Arbitration Court of Moscow.

6.2. All prior agreements, understandings, negotiations and correspondence between the Parties on the problems outlined in the Pledge agreement, prior to its signing, expire on the date of signing the Pledge agreement.

6.3. All letters, notices, announcements, and other communications are sent by the Parties to each other in writing.

Unless otherwise provided by the Pledge agreement, the messages may be sent to the Parties at the following methods of communication: fax, e-mail, telegraph (telegram with acknowledgment of receipt), postal services (registered letter with acknowledgment of receipt), courier services.

If one of the Parties sends messages using the telegraph, mail or courier services such communication shall be deemed received by the other Party from the time indicated in the notice of receipt, and in the case of fax and e-mail - after confirmation of its receipt by the same way.

6.4. All changes and additions to the Pledge agreement shall be valid only if made in writing and signed by the authorized representatives of the Parties.

6.5. In all other cases not provided for by the Pledge agreement, the Parties shall follow the laws of the Russian Federation.

6.6. The Pledge agreement is made in two copies, one copy for each party. Each copy has the same effect.

7. ADDRESSES OF THE PARTIES

THE PLEDGER:

OJSC "Alfa-Bank" PSRN 1027700067328

Location: 107078, Moscow, 27 Kalanchevskaya St.

Branch "Sankt-Peterburgsky" (address for correspondence): 191186, St. Petersburg, Griboedov Channel Embankment 6/2 Letter A

Payment details:

INN 7728168971, Branch "Sankt-Peterburgsky"

OJSC "Alfa-Bank", c / a 30101810600000000786

BIC 044030786

Phone / fax: 314-89-62 / 329-80-60

THE PLEDGEE:

TOT MONEY Ltd. PSRN 1127746225540

Location: 127220, Moscow, 1st Kvesisskaya Street, h. 9

Address for correspondence:

191119, St. Petersburg, 82 Marat St.

Payment details: INN 7714868349,

s/a 40702810602720000110, Additional Office “Kutuzovsky"

OJSC "Alfa-Bank"

c / a 30101.810.2.00000000593 in Operational Administration of Moscow Main Territory Administration of the Bank of Russia, BIC 044525593

Phone / Fax: _________________

8. SIGNATURES

THE PLEDGER

General Director

/s/ Katsaev                    (Katsaev T.H.)

/Seal/

THE PLEDGER

Relationship Deputy Director

Branch "Sankt-Peterburgsky"

/s/ Sokolov A.G.         Sokolov (A.G.)

Chief accountant

/s/ Belousova S.G.      (Belousova S.G.)

/Seal/

Appendix No. 1

to the Pledge agreement No. 00VL3Z001

of August «17», 2012

Additional agreement No. 00VL3Z001

to the Pledge agreement No. 00VL3Z001

of August «___», 2012

city___________	«___» ______ 20___

OPEN JOINT-STOCK COMPANY "ALFA-BANK" (PSRN____________), hereinafter referred to as the Pledgee, represented by _________________, acting on the basis of_______________, on the one hand, and the Limited Liability Company "TOT MONEY" (OGRN 1127746225540), hereinafter referred to as the Pledger, represented by __________________, acting on the basis of___________________, on the other hand, hereinafter referred to as the Parties, have concluded the present Additional Agreement to the Pledge agreement No. 00VL3Z001 of August «___», 2012 hereinafter – th Pledge agreement, as follows:

1. To add to Paragraph 1.1 of the pledge agreement the following paragraphs:

"In accordance with Additional agreement No. 00VL3T_______ of «__» ______ year _______ to the Credit Agreement, the Pledgee provides the Credit for the amount of ____________ (_______________________) Russian rubles with the grant date of «__» ______ ______year and the maturity date «__» ______ year _______, with the payment of interest on the Credit at a rate of

The Pledger has the right to prepay the Credit, provided in accordance with Additional agreement No. ___ of «__» ____ year 20___ to the Credit agreement.

2. To ensure the timely repayment of the Credit, referred to in Paragraph 1 of this Additional Agreement, the payment of interest on the Credits and other payments stipulated in the Credit Agreement and the Additional Agreement to it of «__» _______ year 20____ No. 00VL3T_______ (including execution of obligations on payment of interest in the changed amount in the cases specified in Paragraph 1.1.6 of the Pledge agreement, compensation for losses caused to the Pledgee, improper execution of the Credit Agreement and the Additional agreement to it of «__» _______ year 20____ No. 00VL3T_______), the Pledger transfers to the Pledgee as security rights under the bank deposit agreement signed between the Pledger and the Pledgee, No. __________ of «__» _______ year 20____ (hereinafter - the Bank Deposit Agreement) to refund the deposit amount of _______________ (___________________________________) Russian rubles (hereinafter - the Deposit), which is placed on the Deposit account of the Pledger No. _______________, open by the Pledger (hereinafter - the Account), and receive interest on cash funds in the Deposit (hereinafter - the Property rights).

2.1. The Deposit returns to the Pledger after receiving a written request of the Pledger of its return, but not before reaching the total amount of accrued interest and possible penalties equal to ________________________ (__________________________) Russian rubles.

2.2. For the use of cash funds in the Deposit, interest are counted at the following rate:

- For the period from the day following the day of receipt of the Deposit onto Account on the day of reaching the amount of accrued interest and possible penalties in the total amount referred to in Paragraph 2.1 of this Additional agreement - at a rate of ___% (___________ percent) per annum;

- For the period from the day following the day of reaching the amount of accrued interest and possible penalties in the total amount referred to in Paragraph 2.1 of this Additional Agreement, the day of the return of the Deposit inclusive - at the rate of ½ of the existing Pledger’s deposit rates for individuals poste restante during this period.

In case of reducing the amount of deposit or a return to the procedure specified in Paragraph 2.3 of this Additional Agreement, the Pledgee shall recalculate the amount of interest accrued on the Deposit as provided for in Paragraph 4.5 of the Bank deposit agreement (Paragraph included for deposits "without the right to early withdrawal " in accordance with Section 12.4 of the Rules of attracting deposits (deposits) for legal entities).

2.3. The Pledger provides the Pledgee the right to reduce the Deposit or return to the Pledger the Deposit without the written statement of the Pledger and before the conditions specified in Paragraph 2.1 above came in force, in cases in which the terms of the Additional Agreement of «__» _______ year 20____ , No. 00VL3T_______, the Pledger has the obligation to repay the Credit and interest submitted for the use of the Credit.

2.4. At changing the amount of the Deposit as provided in Paragraph 2.3 of this Additional Agreement, the Pledgee may unilaterally change the amount at which the Pledger shall be entitled to a refund of the Deposit.

The Pledgee changes the Deposit amount and defines a new total amount of accrued interest and possible penalties, after which the Pledger shall be entitled to a refund of the Deposit in accordance with Paragraph 2.1 of this Additional Agreement, on the date of the circumstances, which is in accordance with the terms of the Bank deposit agreement a basis for changing the Deposit amount (hereinafter - the Conversion Date).

The Pledgee shall notify the Pledger in writing no later than the second working day after the date of conversion about changing the Deposit amount, as well as about the new total amount of accrued interest and possible penalties, after which the Pledger is entitled to return the deposit in accordance with Paragraph 2.1 of this Additional Agreement.

3. The totality of the rights of the Pledger based on the Bank deposit agreement for disposal of cash in the amount specified in Paragraph 2 of this Additional Agreement, shall constitute the amount of property rights (hereinafter - The amount of property rights), which are on the pledge.

4. Value of property rights shall be determined by the agreement of the Parties for the amount of _________________ (__________________________) Russian rubles.

5. Availability by the Pledgee rights for the Bank deposit agreement shall be supported by the following documents:

- bank deposit agreement No. _______________ of «__» _______ year 20____ ;

- _______________________________ (other documents, including acts, etc.).

6. In all other respects the terms of the Pledge agreement remain unchanged and are applicable to the Pledger and the Pledgee without restrictions.

7. This Additional Agreement enters into force from the date of its signing by the Parties and is an integral part of the Pledge agreement.

8. This Additional agreement is made in 2 (two) copies, one for each party. Each copy has the same effect.

PLEDGER

_____________ (_________________)

/seal/

PLEDGEE

_____________ (_________________)

/seal/

Chief Accountant

_____________ (_________________)

/seal/